Exhibit 10.2

PURCHASE AND SALE AGREEMENT BETWEEN

CH SS FUND-TAYLOR/THEUS ORLANDO OCOEE, L.L.C., AS SELLER

AND

SST IV ACQUISITIONS, LLC, AS PURCHASER

DATED OCTOBER 16, 2019

LIST OF DEFINED TERMS

Page No.

Additional Property Information	6
Agreement	1
Assignment	13
Broker	1
Casualty Notice	11
CERCLA	21
Closing	12
Closing Date.	2
Code	17
Deed	13
Due Diligence Termination Notice	7
Earnest Money	1
Effective Date	2
ERISA	17
Escrow Agent	1
Exchange	25
Hazardous Material	21
Hazardous Materials	21
Hazardous Substance	21
Improvements	3
Independent Consideration	5
Inspection Period	2
Intangible Personal Property	4
Land	3
Lease Files	6
Leases	3
Leasing Costs	16
License Agreements	4
Material Damage	11
Materially Damaged	11
Natural Gas Liquids	21
OFAC	18
Operating Statements	5
Permitted Exceptions	9
Permitted Outside Parties	8
Petroleum	21
Plan	17
Pollutant or Contaminant	21
Property	3
Property Documents	7
Property Information	5
Proposed Purchase Price Allocation	9
Purchase Price	1
Purchaser	1
Real Property	3
Rent Roll	5

1

Report	7
Reports	7
Seller	1
Seller's Representatives	18
Service Contracts	4
Survey	9
Survival Period	18
Tangible Personal Property	4
Taxes	14
Tenant Receivables	15
Title and Survey Review Period	2
Title Commitment	9
Title Commitment Delivery Date	2
Title Company	1
Title Policy	10
to Seller's knowledge	18
to the best of Seller's knowledge	18
Unbilled Tenant Receivables	15
Uncollected Delinquent Tenant Receivables	15

PURCHASE AND SALE AGREEMENT

[Ocoee Self Storage, located in Ocoee, Orange County, Florida]

This Purchase and Sale Agreement (this "Agreement") is made and entered into by and between Purchaser and Seller.

RECITALS

A.Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants  and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

ARTICLE 1 BASIC INFORMATION

1.1.1	Seller:	CH SS FUND-TAYLOR/THEUS ORLANDO OCOEE, L.L.C., a Delaware limited liability company

1.1.2	Purchaser:	SST IV ACQUISITIONS, LLC, a Delaware limited liability company

1.1.3	Purchase Price:	$13,450,000.00

1.1.4	Earnest Money:

$100,000.00 (the "Initial Earnest Money"),

including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by $200,000.00 (the "Additional Earnest Money") to $300,000.00, plus interest thereon, pursuant to Section 3.1.

1.1.5	Title Company:	Fidelity National Title Insurance Company 555 S. Flower St., Suite 4420 Los Angeles, California 90071 Attn: Jessica Avila Telephone number: (213) 452-713 E-mail: jessica.avila@fnf.com

1.1.6	Escrow Agent:	Fidelity National Title Insurance Company 555 S. Flower St., Suite 4420 Los Angeles, California 90071 Attn: Jessica Avila Telephone number: (213) 452-713 E-mail: jessica.avila@fnf.com

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 1

1.1.7	Broker:	Eastdil Secured, L.L.C. 2000 K. Street, NW Suite 300 Washington, DC 20006 Attention: Mark R. Owen Telephone: 202-302-3395 E-mail: mowen@eastdilsecured.com

1.1.8	Effective Date:

The date on which this Agreement is executed by

the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement, unless executed by both parties on the same date in which event it shall be such same date. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.1.9	Title Commitment Delivery Date:	The date which is ten (10) days after the Effective Date.

1.1.10	Title and Survey Review Period:	The period ending twenty (20) days after Purchaser's receipt of the initial Title Commitment and the Survey, but in any event not later than Friday, October 18, 2019.

1.1.11	Inspection Period:	The period beginning on September 17, 2019, and ending forty (40) days thereafter at 5:00 p.m. Orlando, Florida time on Monday, October 28, 2019.

1.1.12	Closing Date:	Tuesday, November 5, 2019.

Section 1.2	Closing Costs.	Closing costs shall be allocated and paid as follows:

COST	RESPONSIBLE PARTY
Title Commitment required to be delivered pursuant to Section 5.1.	Seller
Premium for Title Policy required to be delivered pursuant to Section 5.4.	Seller

Premium for any upgrade of Title Policy for any additional coverage and any endorsements desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other customary Title Company charges

Purchaser
Costs of Survey and/or any revisions, modifications or recertifications thereto	Seller
Costs for UCC searches	Seller
Recording fees for the Deed at Closing and any mortgage taxes	Purchaser
Recording fees related to modifications or releases of existing title encumbrances	Seller

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 2

Any deed taxes, documentary stamps, transfer taxes, intangible taxes or other similar taxes, fees or assessments, excluding any fees imposed upon the transfer of the Property	Seller
Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser: ½ Seller: ½
Real Estate Sales Commission to Broker	Seller
All other customary closing costs	The party incurring the same

Section 1.3Notice Addresses:

Purchaser: SST IV Acquisitions, LLC 10 Terrace Road Ladera Ranch, California 92694 Attention: H. Michael Schwartz Telephone: 949 429-6600 Email: hms@smartstop.com

Copy to:

SST IV Acquisitions, LLC 8235 Douglas Avenue, #815

Dallas, Texas 75225

Attn: Wayne Johnson

Telephone: (214) 217-9797

E-mail: wjohnson@smartstop.com

With an additional copy to: Mastrogiovanni Mersky & Flynn, P.C. 2001 Bryan Street, Suite 1250

Dallas, Texas 75201

Attn: Charles Mersky, Esq. Telephone: (214) 922-8800

E-mail: cmersky@mastromersky.com

Seller:

CH SS Fund-Taylor/Theus Orlando Ocoee, L.L.C.

1213 Lady Street, Suite 300 Columbia, South Carolina 29201 Attn: Walter Taylor, Bill Theus, Ty Colpini, and David Ellison Email: wtaylor@taylortheus.com Email: btheus@taylortheus.com Email: tcolpini@taylortheus.com Email: dellison@taylortheus.com

CH SS Fund-Taylor/Theus Orlando Ocoee, L.L.C.

3819 Maple Avenue

Dallas, TX 75219 Attention: David Rain Telephone: 214-661-8106

Email: drain@crowholdings.com

Copies to:

Haynsworth, Sinkler & Boyd 1201 Main Street, 22nd Floor Columbia, South Carolina 29201 Attn: John Langford, Esq.

Email: jlangford@hsblawfirm.com

CH SS Fund-Taylor/Theus Orlando Ocoee, L.L.C.

3819 Maple Avenue

Dallas, Texas 75219 Attention: General Counsel Telephone: 214-661-8000

E-mail: kbryant@crowholdings.com

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 3

With an additional copy to: Winstead PC 500 Winstead Building 2728 N. Harwood Street Dallas, Texas 75201 Attention: Adam Darowski Telephone: 214-745-5307 E-mail: adarowski@winstead.com

ARTICLE 2

PROPERTY

Section 2.1Property.   Subject to the  terms and conditions of this Agreement, Seller  agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

2.1.1Real Property. The land described in Exhibit A attached hereto (the "Land"), together with (a) all improvements located thereon ("Improvements"), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the "Real Property").

2.1.2Leases. All of Seller's right, title and interest in all leases of the Real Property (other than License Agreements), including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the "Leases").

2.1.3Tangible Personal Property. All of Seller's right, title and interest in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, including those items set forth on Exhibit G hereto, but specifically excluding any items of personal property owned or leased by Seller's property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the "Tangible Personal Property").

2.1.4Intangible Personal Property. All of Seller's right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller's rights and interests, if any, in the names “Ocoee Self Storage” and “Ocoee Storage Center”; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent owned by Seller and assignable without cost to Seller); contract rights related to those service contracts assumed by Purchaser pursuant to Section 4.6 below, if any, but not including Leases or License Agreements (collectively, the "Service Contracts") (but only to the extent assignable without cost to Seller and Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent owned by Seller and assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent owned by Seller and assignable without cost to Seller); telephone exchange numbers (to the extent owned by Seller and assignable without cost to Seller); the goodwill, reputation and prestige associated with the Real Property ("Goodwill"); the internet related property rights owned by Seller and relating to the Property set forth on Exhibit H hereto, but expressly excluding any internet websites hosted or owned by Seller's property

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 4

manager (all of the items described in this Section 2.1.4 collectively referred to as the "Intangible Personal Property"). Tangible Personal Property and Intangible Personal Property shall not include

(a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the names “Taylor/Theus,” "Trammell Crow," "Crow Holdings Capital Partners," "CH Realty," "Crow Holdings" or any derivative thereof.

2.1.5License Agreements. All of Seller's right, title and interest in and to all agreements (other than Leases), if any, for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Real Property and generate income to Seller as the owner of the Real Property (the  "License Agreements"). Anything in this Agreement to the contrary notwithstanding, Purchaser shall assume at Closing the obligations of the "lessor" or "licensor" under all License Agreements provided by Seller to Purchaser prior to the Effective Date pursuant to Section 4.1.6 below, some or all of which may be non-cancelable.

ARTICLE 3

EARNEST MONEY

Section 3.1Deposit and Investment of Earnest  Money.   Within three business days after   the Effective Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than the third business day following the expiration of the Inspection Period, deposit the Additional Earnest Money, if any, as specified in Section 1.1.4 above, with Escrow Agent. Escrow Agent shall  invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

Section 3.2Independent Consideration.  If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) of the Earnest Money as independent consideration for Seller's performance under this Agreement ("Independent Consideration"), which shall be retained by Seller in all instances.

Section 3.3Form; Failure to Deposit.  The Earnest Money shall be in the form of a certified or cashier's check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser at any time prior to the actual receipt by Escrow Agent of such deposit from Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately delivered to Seller and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

Section 3.4Disposition of Earnest Money.   The Earnest Money shall be applied as a credit  to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement (i) prior to the expiration of the Inspection Period pursuant to Section 4.4, or (ii) pursuant to Section 5.3 by delivery of a Title Termination Notice, then Escrow Agent shall pay the entire Earnest Money (less the Independent

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 5

Consideration) to Purchaser one business day following receipt of the Due Diligence Termination Notice or Title Termination Notice, as applicable, from Purchaser (as long as the current investment can be liquidated and disbursed in one business day). No notice to Escrow Agent from Seller, or other consent  of Seller, shall be required for the release of the Earnest Money to Purchaser by Escrow Agent if Purchaser terminates this Agreement pursuant to Section 4.4 or Section 5.3. In the event of a termination of this Agreement by either Seller or Purchaser for any reason other than pursuant to Section 4.4 or Section 5.3, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent shall interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All reasonable attorneys' fees and costs and Escrow Agent's costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4 DUE DILIGENCE

Section 4.1Due Diligence Materials To Be Delivered. Prior to the Effective Date, Seller has delivered or made available to Purchaser the following (the "Property Information"):

4.1.1	Rent Roll. A current rent roll ("Rent Roll") for the Property utilizing Seller's standard form;

4.1.2Financial Information. Copy of operating statements and a summary of capital expenditures pertaining to the Property for the 12 months preceding the Effective Date or such lesser period as Seller has owned the Property ("Operating Statements");

4.1.3Tax Statements. Copy of ad valorem tax statements relating to the Property for the current tax period;

4.1.4Title and Survey. Copy of Seller's most current title insurance information and survey of the Property;

4.1.5	Service Contracts. A list of Service Contracts, together with copies thereof;

4.1.6	License Agreements. A list of any License Agreements, together with copies thereof;

4.1.7Environmental Reports. A copy of any environmental report relating to the Property and prepared for the benefit of Seller;

4.1.8Loss Run Reports. A copy of a casualty loss run report from Seller's insurance provider for claim activity pertaining to the Property for the 24 months preceding the Effective Date or such lesser period as Seller has owned the Property;

4.1.9Other Reports. A copy of any ACM, soils, seismic, flood and zoning reports relating to the Property and prepared for the benefit of Seller; and

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 6

4.1.10Licenses, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

Except for the Rent Roll contemplated in Section 4.1.1, Seller's obligations to deliver the items listed in this Section 4.1 shall be limited to the extent such items are in the possession of Seller or its property management company.

Section 4.2Due Diligence Materials To Be Made Available.   To the extent such items are  in Seller's possession and control, Seller shall make available to Purchaser for Purchaser's review, at Seller's option at either the offices of Seller's property manager or at the Property, the following items and information (the "Additional Property Information") on or before the Effective Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1Lease Files. The lease files for all tenants, including the Leases, amendments, guaranties, any letter agreements and assignments which are then in effect ("Lease Files");

4.2.2Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment;

4.2.3	Plans and Specifications.Building plans and specifications relating to the

Property; and

4.2.4Licenses,  Permits  and  Certificates of Occupancy.Licenses, permits and certificates of occupancy relating to the Property.

Section 4.3Physical Due Diligence.   Commencing on the Effective Date and continuing    until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate prior notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural,  engineering, geotechnical and environmental inspections and tests as permitted under this Agreement, provided that (a) Purchaser must give Seller one full business days' prior telephone or written notice of any such inspection or test, (b) with respect to (i) any intrusive inspection or test, (ii) any "Phase II" type testing or investigation or (iii) any testing scope that is beyond a customary "Phase I" investigation (including, without limitation, any core sampling, soils testing, vapor testing, air-quality testing, infrared testing, testing of on-site materials or other similar testing, sampling or investigation) Purchaser must obtain Seller's prior written consent (which consent may be given, withheld or conditioned in Seller's sole discretion), (c) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place  reasonable amounts of commercial general liability insurance and workers compensation insurance for its activities on the Property in terms and amounts reasonably satisfactory to Seller covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall name Seller as an additional insured thereunder, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser's responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests. Subject to the provisions of Section

4.7 hereof, Purchaser or Purchaser's representatives may meet with any tenant; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone or in writing to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser's representatives may meet with any governmental authority for the sole purpose of gathering information in connection

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 7

with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full business days in advance by telephone to inform Seller of Purchaser's intended meeting and to allow Seller the opportunity to attend such meeting if Seller desires.

Section 4.4Due Diligence/Termination Right. Purchaser shall have through  5:00  p.m. Orlando, Florida time on the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the "Property Documents") and the Property and, in Purchaser's sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement for any reason or no reason by giving written notice of termination to Seller and Escrow Agent (the "Due Diligence Termination Notice") prior to 5:00 p.m. Orlando, Florida time on the last day of the Inspection Period. In the event that Purchaser obtains an environmental report (including a Phase II environmental site assessment) from a third-party service provider that identifies one or more recognized environmental conditions indicating the presence of Hazardous Materials or should a Phase I environmental site assessment recommend performance of a Phase II environmental site assessment (the "Hazardous Materials Condition"), then Seller shall be entitled to terminate this Agreement upon written notice to Purchaser delivered prior to the expiration of the Inspection Period (the “Environmental Termination Notice”), in which event the Earnest Money shall be returned to Purchaser, as described in Section 3.4 above. If, in Purchaser’s sole and absolute discretion, Purchaser determines that it desires to consummate the purchase of the Property contemplated hereby, then Purchaser will give written notice thereof (the “Closing Notice”) to Seller, prior to the expiration of the Inspection Period. In the event that Purchaser provides Seller with the Closing Notice, then Purchaser will be deemed to have waived its termination rights under this Section 4.4, and the parties will proceed to Closing, subject to all other terms and conditions of this Agreement.  If Purchaser does  not give Seller the Closing Notice prior to the expiration of the Inspection Period and has not previously delivered the Due Diligence Termination Notice, then this Agreement automatically shall terminate upon the expiration of the Inspection Period, and, in such event, immediately following written request to the Escrow Agent from Purchaser, the Escrow Agent shall return all of the Earnest Money to Purchaser, without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller, and neither party shall have any further rights or obligations hereunder except as otherwise provided herein..

Section 4.5Return of Documents and Reports.  Upon any termination of this Agreement  (other than arising out of a Seller default hereunder), upon the written request of Seller, Purchaser shall provide to Seller copies of all third party reports, investigations and studies, other than economic analyses and other than legal analysis memoranda (collectively, the "Reports" and, individually, a "Report") prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, environmental, hazardous waste or hazardous substances contamination of the Property, if any, provided the preparer of such Report consents thereto. The Reports shall be delivered to Seller without any liability to Purchaser and without representation or warranty from Purchaser as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser's obligation to deliver to Seller, (i) the Property Documents provided  by Seller to Purchaser, and (ii) the Reports, shall survive the termination of this Agreement but shall not constitute a condition to any right of Purchaser to a return of the Earnest Money pursuant to the terms of this Agreement.

Section 4.6Service Contracts.   On or prior to 5:00 p.m. Orlando, Florida time on the last    day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts it will assume and for which Service Contracts Purchaser shall require that Seller deliver written notice of

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 8

termination at or prior to Closing. Seller shall deliver at Closing notices of termination of all Service Contracts that are not so assumed, and shall be obligated to pay any applicable termination fees.

Section 4.7Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser's acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, "Permitted Outside Parties"). At any time and from time  to time, within two business days after Seller's request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser may disclose such contents as (a) expressly required under applicable laws or (b) expressly required by appropriate written judicial order, subpoena or demand issued by a court of competent jurisdiction (but will first give Seller written notice of the requirement and will cooperate with Seller so that Seller, at its expense, may seek an appropriate protective order and, in the absence of a protective order, Purchaser may disclose only such content as may be necessary to avoid any penalty, sanction, or other adverse consequence, and Purchaser will use reasonable efforts to secure confidential treatment of any such content so disclosed). Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. As used hereunder, the term "Permitted Outside Parties" shall not include Seller's existing mortgage lender and Purchaser shall not deliver to Seller's existing mortgage lender any information relating to the Property unless approved by Seller in writing, in Seller's sole and absolute discretion.

Section 4.8No Representation  or  Warranty  by  Seller.  Purchaser  acknowledges  that, except as expressly set forth in this Agreement and in the documents executed by Seller at Closing, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property's physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to  the truth, accuracy or completeness of the Property Documents and is providing the Property Documents solely as an accommodation to Purchaser.

Section 4.9Purchaser's Responsibilities.  In conducting any  inspections, investigations or  tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall:

(a)	not disturb the tenants or interfere with their use of the Property pursuant to their respective Leases;

(b)not interfere with the operation and maintenance of the Property; (c) not damage any part of the Property or any personal property owned or held by any tenant or any third party; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 9

costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; and (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests.

Section 4.10Purchaser's Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising out of Purchaser's inspections or tests permitted under this Agreement or any violation of the provisions of Section 4.3, Section 4.7 and Section 4.9; provided, however, the indemnity shall not extend to protect Seller from (a) any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser's actions do not aggravate any pre-existing liability of Seller or (b) the consequences of any act or omission on the part of Seller or any of its agents, contractors, representatives or employees. Purchaser's obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

Section 4.11Purchase Price Allocation. Prior to the expiration of the Inspection Period, Purchaser shall provide to Seller the proposed allocation of the Purchase Price among the Land, Improvements, Tangible Personal Property and Intangible Personal Property (including Goodwill provided that not more than ten percent (10%) of the Purchase Price may be allocated to Goodwill) (the "Proposed Purchase Price Allocation") for Seller's approval, such approval not to be unreasonably withheld, conditioned or delayed. Seller shall notify Purchaser in writing whether it approves of the Proposed Purchase Price Allocation within three business days after Purchaser's submission thereof. If Seller disapproves of such Proposed Purchase Price Allocation, then Seller shall notify Purchaser thereof in writing specifying in reasonable detail the reasons for such disapproval, in which case Purchaser and Seller shall negotiate the Proposed Purchase Price Allocation in consideration of Seller's objections, and within three business days after such notice, Purchaser shall revise such Proposed Purchase Price Allocation in accordance with such negotiations. If Seller fails to notify Purchaser in writing that it disapproves of the Proposed Purchase Price Allocation within three business days after the submission thereof, then Seller shall be deemed to have approved the Proposed Purchase Price Allocation.

ARTICLE 5 TITLE AND SURVEY

Section 5.1Title Commitment.  Seller shall cause to be prepared and delivered to Purchaser  on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price and on an ALTA Standard Form commitment, with Purchaser as the proposed insured,  and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

Section 5.2New or Updated Survey. Purchaser may elect to obtain a new survey or revise, modify, or re-certify an existing survey ("Survey") as necessary in order for the Title Company to delete the survey exception from the Title Policy or to otherwise satisfy Purchaser's objectives.

Section 5.3Title Review. During  the  Title  and  Survey  Review  Period,  Purchaser  shall review title to the Property as disclosed by the Title Commitment and the Survey, and shall notify Seller in writing of any title matters which are unacceptable to Purchaser, in its sole discretion (the “Title Objection Notice”). Seller shall have no obligation to cure any such title objections except for financing liens of an ascertainable amount, mechanics liens and judgment liens, created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 10

clear of any such liens; provided, however, that Seller additionally shall be obligated to remove any encumbrances that arise by, through or under Seller and that do not appear on the Title Commitment or Survey until after the expiration of the Title and Survey Review Period. Seller may notify Purchaser in writing (the “Seller Response Notice”) within two (2) business days following Seller’s receipt of the Title Objection Notice of which title objections Seller agrees to cure. In the event that Seller does not elect to cure all of Purchaser’s title objections or Seller does not provide a Seller Response Notice, then Purchaser shall have the right to terminate this Agreement upon written notice to Seller (the “Title Termination Notice”) delivered within two (2) business day following Purchaser’s receipt of the Seller Response Notice (or within two (2) business days following the period within which Seller was to respond should Seller not deliver the Seller Response Notice), whereupon the Earnest Money shall be delivered to Purchaser. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser's prior written consent, which may be granted or withheld in Purchaser’s sole discretion. The term "Permitted Exceptions" shall mean: (i) the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; (ii) matters created by, through or under Purchaser; (iii) items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); (iv) real estate taxes not yet due and payable; and (v) rights of tenants under the Leases and rights of tenants or licensees under License Agreements.

Section 5.4Delivery of Title Policy at Closing.   In the event that the Title Company  does    not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner's title policy in accordance with the Title Commitment, insuring Purchaser's title to the Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the "Title Policy"), Purchaser shall have the right to terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

ARTICLE 6 OPERATIONS AND RISK OF LOSS

Section 6.1Ongoing Operations. From the Effective Date through Closing:

6.1.1Leases, Service Contracts and License Agreements. Seller will perform its obligations under the Leases, Service Contracts and License Agreements.

6.1.2New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than 30 days' prior notice.

6.1.3Maintenance of Improvements; Removal of Personal Property. Subject to Section 6.2 and Section 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller's maintenance of the Improvements during Seller's period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 11

6.1.4Leasing. Seller shall use reasonable efforts to negotiate new leases for unrented storage units in the Improvements and/or Lease renewals for rented storage units in the Improvements and shall maintain an advertising and marketing program for storage units in the Improvements consistent with Seller's past practices at the Property. Except for amendments of Leases entered into pursuant to renewal notices mailed prior to the Effective Date, unless Purchaser agrees otherwise in writing, any new Leases or renewals of existing Leases for such storage units entered into by Seller after the Effective Date until the Closing or earlier termination of this Agreement shall be on Seller's standard lease form for the Property. In all cases, Seller shall retain the discretion to set rent rates, concessions and other terms of occupancy, provided Seller shall only enter into new Leases or renewals in the ordinary course of business taking into account Seller's then-current good faith evaluation of market conditions. At Closing, Seller shall deliver any vacant self-storage units and parking spaces in broom-clean condition consistent with Seller's maintenance of the Improvements during Seller's period of ownership.

6.1.5Insurance. From the Effective Date through and including the Closing Date, Seller agrees to keep the Property insured for its replacement cost under its current policies against fire and other hazards covered by extended coverage endorsement and carry commercial general liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, in an amount not less than Three Million and no/100 Dollars ($3,000,000.00), and to pay all premiums for such insurance prior to the applicable due dates.

Section 6.2Damage. If prior to Closing the Property is damaged by fire or other casualty requiring repairs in excess of $25,000.00 to repair, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller's estimation (the "Casualty Notice") as soon as reasonably possible after the occurrence of the casualty.

6.2.1Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Purchaser may, at its option, terminate this Agreement by delivering written notice to Seller on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Purchaser does not elect to terminate this Agreement within said 30-day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies as well as the amount of any uninsured loss. For the purposes of this Agreement, "Material Damage" and "Materially Damaged" means damage which, in Seller's reasonable estimation, exceeds $250,000.00 to repair.

6.2.2Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

Section 6.3Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 12

ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either:

(a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

Section 6.4Noncompetition. Seller agrees and covenants  with  Purchaser  that  from the  Closing Date until the earlier of the date which is (a) 36 months following the Closing Date, or (b) the date on which Purchaser sells, transfers or conveys all or substantially all of the Property to any person or entity that is not an Affiliate of Purchaser, neither Seller nor any Affiliate of Seller shall expand an existing or develop a new self-storage center and/or self-storage unit facility located within a three-mile radius of the Property, or commence or otherwise take any action in furtherance thereof, or participate in or fund any such transaction. The foregoing restriction shall not prohibit Seller or its Affiliates from owning or purchasing an existing self-storage unit facility located within a three-mile radius of the Property, so long as the facility is not expanded to add additional square footage. As used in this Section 6.4, "Affiliate" means an entity which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with Seller or Purchaser, as applicable, and "Control" means, with respect to Seller or Purchaser, as applicable, the ownership of more than 10% of the equity interests in such entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Controlled entity. The provisions of this Section 6.4 shall survive the Closing.

Section 6.5No Back-Up Contracts. Seller agrees not to enter into a purchase and sale  agreement for the sale of the Property (other than this Agreement) from the Effective Date until the earlier of (a) the Closing or (b) a termination of this Agreement.

ARTICLE 7 CLOSING

Section 7.1Closing.  The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

Section 7.2Conditions to Parties' Obligation to Close.   In addition to all other conditions   set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1Representations and Warranties. The other party's representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date;

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 13

7.2.2Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3Actions, Suits, etc. There shall exist no pending actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would prevent the other party from performing its obligations under this Agreement.

So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Section 10.1 and Section 10.2, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to  the other party on or before the Closing Date (or such earlier date as is provided herein), or (ii) elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing.

Section 7.3Seller's Deliveries in Escrow.  As of or prior to the Closing Date, Seller shall  deliver in escrow to Escrow Agent the following:

7.3.1Deed. A special warranty deed in the form of Exhibit B hereto, executed and acknowledged by Seller, conveying to Purchaser Seller's interest in and to the Real Property, subject only to the Permitted Exceptions (the "Deed");

7.3.2Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit C attached hereto (the "Assignment"), executed by Seller, vesting in Purchaser, without warranty, Seller's right, title and interest in and to the property described therein free of any claims;

7.3.3Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form  of Exhibit D hereto executed by Seller;

7.3.5Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6Rent Roll. Rent Roll dated not earlier than two business days prior to  the Closing Date; and

7.3.7Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement).

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 14

Section 7.4Purchaser's Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1	Bill of Sale, Assignment and Assumption.The Assignment, executed by

Purchaser;

7.4.2Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

7.4.3Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

7.4.4Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

Section 7.5Closing Statements.   As of or prior to the Closing Date, Seller and Purchaser    shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form agreed upon with Escrow Agent.

Section 7.6Purchase Price. At or before 3:00 p.m. Central Time on the  Closing Date,  Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent's escrow account. In the event that Escrow Agent is unable to deliver good  funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

Section 7.7Possession.  Seller shall deliver possession of the Property to Purchaser at the  Closing subject only to the Permitted Exceptions.

Section 7.8Delivery of Books and Records.  After the Closing, Seller shall deliver to the  offices of Purchaser's property manager or to the Real Property to the extent in Seller's or its property manager's possession or control: Lease Files; License Agreements; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys.

Section 7.9Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit E attached hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 15

ARTICLE 8

PRORATIONS, DEPOSITS, COMMISSIONS

Section 8.1Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Purchaser from and after (and including) the date of Closing: (i) Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; (ii) prepaid expenses paid by Seller under the Service Contracts; and (iii) real and personal property ad valorem taxes ("Taxes”). Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing.

8.1.2Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits or escrows with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits, escrows, bonds or letters of credit held by any utility company, owner's association or any quasi-governmental authority as of the Closing Date.

8.1.3Tenant Receivables. Rents due from tenants under Leases and from tenants or licensees under License Agreements (collectively, "Tenant Receivables") and not collected by Seller as of Closing shall prorated as follows: Tenant Receivables that are from 0-30 days past due as of the Closing Date will be credited to Seller at Closing and all other Tenant Receivables that are 31 or more days past due at Closing are assigned and apportioned to Purchaser (without proration at Closing).

Section 8.2Sales and Other Taxes. Purchaser shall be liable for any retail sales or use tax imposed in respect of the sale of any Tangible Personal Property or Intangible Personal Property effected pursuant to this Agreement.

Section 8.3Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

Section 8.4Final Adjustment After Closing.   If final bills are not available or cannot be   issued prior to Closing for any item being prorated under Section 8.1, including Taxes, then Purchaser  and Seller agree to reprorate such items based upon final bills as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

Section 8.5Tenant Deposits.  All tenant and licensee security deposits collected and not   applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

Section 8.6Commissions. Seller shall be responsible to Broker for a real estate  sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Broker may share its commission with any other licensed broker involved in this transaction, but the payment of the commission by Seller to Broker shall fully satisfy any obligations of Seller to pay a commission hereunder. Under no circumstances shall Seller owe a commission or other compensation directly to any other broker, agent or person. Any cooperating broker shall not be an affiliate, subsidiary or related in any way to Purchaser.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 16

Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby on account of the actions of such party, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1Organization and Authority. Seller has been duly organized, is  validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2Conflicts and Pending Actions. There is no agreement to which Seller is a  party or, to Seller's knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller's knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

9.1.3Tenant Leases, Service Contracts and License Agreements. To Seller's knowledge, as of the Effective Date, the Lease Files contain all of the Leases. To Seller's knowledge, the list of Service Contracts and License Agreements to be delivered to Purchaser pursuant to this Agreement will be correct and complete as of the date of its delivery.

9.1.4Notices from Governmental Authorities. Seller has not received from any governmental authority written notice of any violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents.

9.1.5Prohibited Persons and Transactions. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

9.1.6Non-Foreign Person. Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 17

9.1.7Parties in Possession. No person known to Seller is entitled to occupy the Property except pursuant to leases or rental agreements for self-storage units located at the Property as may change from day-to-day or the apartment manager units.

9.1.8Management Agreement. The management agreement between Seller  and Extra Space Management, Inc., a Utah corporation, Seller's property manager, will be terminated at Closing, and Seller will pay the termination fee therefor, with evidence of such termination, executed by Seller and such property manager, to be provided by Seller to Purchaser at Closing.

9.1.9Rent Roll. The Rent Roll, as the same is updated by Seller at Closing, is and shall be in the form historically used by Seller in its operation of the Property.

9.1.10No Unpaid Bills. At Closing there will be no unpaid bills or claims in  connection with any repair of the Property by or on behalf of Seller that could result in the filing of a lien against the Property.

Section 9.2Purchaser's   Representations and Warranties.Purchaser represents and warrants to Seller that:

9.2.1Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Delaware and is, or at Closing will be, qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser's actual knowledge binding on Purchaser which is in conflict with this Agreement. To Purchaser’s actual knowledge, there is no action or proceeding pending or, to Purchaser's actual knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

9.2.3ERISA. Purchaser is not an employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), Purchaser's assets do not constitute "plan assets" within the meaning of the "plan asset regulations" (29.C.F.R. Section 2510.3-101), and Purchaser's acquisition of the Property will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

9.2.4Prohibited Persons and Transactions. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and Purchaser is not and will not knowingly engage in any dealings or transactions or be otherwise associated with such persons or

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 18

entities. Notwithstanding the foregoing, the representations set forth in this Section 9.2.4 are limited to  the actual knowledge of Purchaser insofar as they relate to any shareholder or employee of any affiliate of Purchaser, and such shareholder’s employees, officers, directors, representatives or agents.

Section 9.3Survival of Representations  and  Warranties.  The  representations  and  warranties set forth in this Article 9 are made as of the Effective Date and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of six months (the "Survival Period"). Terms such as "to Seller's knowledge," "to the best of Seller's knowledge" or like phrases mean the actual present and conscious awareness or knowledge of Tyler Colpini ("Seller's Representatives"), without any duty of inquiry or investigation; provided that so qualifying Seller's knowledge shall in no event give rise to any personal liability on the part of Seller's Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein; provided further, however, that Seller represents and warrants that Tyler Colpini is familiar with the day to day operation of the Property and is the individual within Seller’s business organization most knowledgeable with respect to the substance of Seller’s representations and warranties set forth in Section 9.1 above. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other following Closing on the breach of a representation or warranty hereunder, but only on the following conditions: (a) the party bringing the action for breach first learns of the breach after Closing and files such action within the Survival Period, and (b) neither party shall have the right to bring a cause of action for a breach of a representation or warranty unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds $25,000.00. Neither party shall have any liability after Closing for the breach of a representation or warranty hereunder of which the other party hereto had actual knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser following Closing will be limited to $250,000.00. In order to provide Purchaser with a source of recovery for Seller’s post- closing liabilities under this Agreement and the documents executed by Seller at Closing, Seller shall and hereby agrees to maintain a Tangible Net Worth (defined below) of at least $250,000.00 at all times during the Survival Period, and thereafter until the resolution and payment in full of any claim brought against Seller by Purchaser during the Survival Period which remains unresolved upon the expiration of the Survival Period. As used herein, "Tangible Net Worth" means the excess of total assets over total liabilities, in each case as determined in accordance with sound accounting principles consistently applied, excluding, however, from the determination of total assets all assets which would be classified as intangible assets, including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. The provisions of this Section 9.3 shall survive the Closing.  Any breach of a representation  or warranty that occurs prior to Closing shall be governed by Article 10.

ARTICLE 10 DEFAULT AND REMEDIES

Section 10.1Seller's Remedies. If Purchaser fails to  consummate  the  purchase  of  the  Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to timely consummate the purchase of the Property or the timely payment of the Purchase Price hereunder), Seller shall be entitled,

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 19

as its sole and exclusive remedy (except as provided in Section 4.10, Section 8.6, Section 10.3 and Section 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller's damages resulting from Purchaser's default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain.

Section 10.2Purchaser's Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller's representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the third (3rd) business day after written notice thereof from Purchaser or the Closing Date (except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing and recover the Earnest Money, plus receive reimbursement from Seller for any and all out of pocket costs incurred by Purchaser or any affiliate of Purchaser in connection with this Agreement or the transaction contemplated hereby not to exceed the sum of Fifty Thousand and no/100 Dollars ($50,000.00), (b) enforce specific performance to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement under Section 10.2(a) above if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten business days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within two months following the scheduled Closing Date. Purchaser's remedies shall be limited to those described in this Section 10.2 and Section 8.6, Section 10.3 and Section

10.4 hereof. IN NO EVENT SHALL SELLER'S DIRECT OR INDIRECT PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

Section 10.3Attorneys' Fees. In the event either party hereto employs an  attorney  in  connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including reasonable attorneys' fees, incurred in connection with such claims.

Section 10.4Other Expenses.  If this Agreement is terminated due to the default of a party,   then the defaulting party shall pay any reasonable and customary fees or charges due to Escrow Agent for holding the Earnest Money as well as any reasonable and customary escrow cancellation fees or charges and any reasonable and customary fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

ARTICLE 11

DISCLAIMERS, RELEASE AND INDEMNITY

Section 11.1Disclaimers By Seller.   Except as expressly set forth in this Agreement and in   the documents executed by Seller at Closing, it is understood and agreed that Seller and Seller's agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 20

Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller's special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas,

(h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws,

(n)	the existence or non-existence of underground storage tanks, surface impoundments, or landfills,

(o)any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

Section 11.2Sale "As Is, Where Is". Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property "AS IS, WHERE IS, WITH ALL FAULTS," except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser's consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non- existence or curative action to be taken with respect to any Hazardous Materials on or discharged from  the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement and in the documents executed by Seller at Closing. Upon Closing, subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser shall assume the risk that adverse matters,

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 21

including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser's inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser's residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

Section 11.3Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and, subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 9601 et seq.), as amended, and the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property. Subject to Seller’s representations and warranties set forth in this Agreement and in the documents executed by Seller at Closing, Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

Section 11.4"Hazardous Materials" Defined. For purposes hereof, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

Section 11.5Intentionally Omitted.

Section 11.6Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, and not merge with the provisions of any closing documents.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 22

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

ARTICLE 12

MISCELLANEOUS

Section 12.1Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser's obligations, (c) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least two days prior to Closing with notice to Seller of the name and signature block of the assignee at least five business days prior to Closing, and (d) the requirements in Section 12.17 are satisfied. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall be entitled to assign this Agreement, without Seller’s consent, one or more times, to (i) an affiliate of Purchaser, (ii) an entity in which SmartStop OP, L.P., , a Delaware limited partnership, SmartStop Self Storage REIT, Inc., , a Maryland corporation, SS Growth Operating Partnership II, L.P., a Delaware limited partnership, Strategic Storage Growth Trust II, Inc., a Maryland corporation, Strategic Storage Trust IV, Inc., a Maryland corporation, and/or Strategic Storage Operating Partnership IV, L.P., a Delaware limited partnership, or an affiliate of any of the foregoing, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Purchaser or an affiliate of Purchaser is the external advisor, or (iv) a Delaware statutory trust of which Purchaser or an affiliate of Purchaser is the signatory trustee; provided, however, that, until the consummation of the Closing, no such assignment shall release or relieve Purchaser of any liability hereunder.

Section 12.2Headings.   The article, section, subsection, paragraph and/or other headings of   this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 12.3Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

Section 12.4Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

Section 12.5Survival.  The provisions of this Agreement that contemplate performance after  the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 12.6Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 23

against  whom  enforcement is sought.All Exhibits attached hereto are incorporated herein by this reference for all purposes.

Section 12.7Time. Time is of the essence in the performance of this Agreement.

Section 12.8Confidentiality; Press Releases. Neither Seller nor Purchaser shall make any  public announcement, press release or disclosure of the transactions contemplated under this Agreement, nor any information related to this Agreement, to outside brokers, media or third parties, before or after the Closing, without the prior written specific consent of the other party, not to be unreasonably withheld; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser. Without limiting the foregoing  requirement for Seller approval, the name "Crow Holdings" shall not be used or referenced in any public announcement, press release or disclosure relating to the transactions contemplated under this Agreement. Purchaser acknowledges and agrees that the use of such name in any public announcement, press release or disclosure is not accurate and Purchaser will instruct Purchaser's partners, lenders, investors, brokers, agents, employees, officers, directors, attorneys and representatives (collectively, the "Purchaser Parties") to comply with this provision. Notwithstanding the foregoing, (i) each party shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Purchaser shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources, and

(iii) each party shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation.

Section 12.9No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the "Notices" section of this Agreement.

Section 12.10Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, or (d) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient's electronic mail address. Except for electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party's address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 24

Section 12.11Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction - to the effect that any ambiguities are to be resolved against the drafting party - shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

Section 12.12Calculation of Time Periods. Unless otherwise specified, in computing any  period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located.

Section 12.13Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by electronic mail counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 12.9 other than electronic mail.

Section 12.14No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser's obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation.

Section 12.15Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

Section 12.16Intentionally Omitted.

Section 12.17ERISA. Under no circumstances shall Purchaser have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Seller's sale of the Property to such person or entity would, in the reasonable opinion of Seller's ERISA advisors or consultants, create or otherwise cause a "prohibited transaction" under ERISA. In the event Purchaser assigns this Agreement or transfers any ownership interest in Purchaser, and such assignment or transfer would make the consummation of the transaction hereunder a "prohibited transaction" under ERISA and necessitate the termination of this Agreement then, notwithstanding any contrary provision which may be contained herein, Seller shall have the right to terminate this Agreement.

Section 12.18No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 25

Section 12.19Reporting Person. Purchaser and Seller hereby designate the Title Company as the "reporting person" pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

Section 12.20Mandatory Arbitration. The parties have agreed to submit disputes  to  mandatory arbitration in accordance with the provisions of Exhibit F attached hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit F attached hereto. The waiver of this Section 12.20 will not prevent  Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.

Section 12.21Like-Kind Exchange.  Purchaser may consummate the purchase of the Property as part of a so-called like-kind exchange (the "Exchange") pursuant to §1031 of the Internal Revenue Code of 1986, as amended, provided that (a) Purchaser shall notify Seller in writing no later than ten days before Closing that it intends to consummate this transaction as part of an Exchange, and shall provide with such notice all material information relating to the parties and properties to the Exchange; (b) all costs, fees, and expenses attendant to the Exchange shall be the sole responsibility of Purchaser, and Purchaser shall indemnify and hold harmless Seller from and against any such costs, fees, and expenses;

(c)the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser's obligations and covenants under this Agreement; and (d) Seller shall not be required to acquire or hold title to any real property other than the Property for purposes of consummating the Exchange. Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys' fees, that may result from Seller's acquiescence to the Exchange. Seller shall not, by this Agreement or acquiescence to the Exchange, (1) have its rights under this Agreement, including (without limitation) those that survive Closing, affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with §1031 of the Internal Revenue Code of 1986, as amended. The terms of this Section shall survive Closing.

Section 12.22Cooperation with Purchaser’s Auditors and SEC Filing Requirements.

A.From the Effective Date through and including seventy five (75) days after the Closing Date, Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller, or any of its affiliates, agents, or accountants, to enable Purchaser or its assignee, to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Purchaser’s sole cost and expense, Seller shall allow Purchaser’s auditor (BDO USA, LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit. In addition, Seller agrees to provide to Purchaser’s auditor a letter of representation substantially in the form attached hereto as Exhibit I (the “Representation Letter”), and, if requested by such auditor, historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing, but in no event shall Seller be required to provide any financial information other than for the Property. Without limiting the foregoing, (i) Purchaser or its auditor may audit Seller’s operating statements of the Property, at Purchaser’s expense, and Seller shall provide such documentation

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 26

as Purchaser or its auditor may reasonably request in order to complete such audit, (ii) Seller shall furnish to Purchaser such financial and other information as may be reasonably required by Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Seller, or its agents and accountants, at no cost to Seller, and in the format that Seller (or its affiliates, agents or accountants) have maintained such information, (iii) Seller and Purchaser acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Seller to Purchaser pursuant to the terms and provisions of this Agreement or to expose Seller to any risk of liability to third parties, (iv) Purchaser shall promptly reimburse Seller for all reasonable, out-of-pocket costs and expenses incurred by Seller in connection with Seller's obligations under this Section 12.22 (it being acknowledged that Seller will incur costs to a third-party administrator or accountant for the preparation, review and other requirements of Seller hereunder), and (v) Purchaser agrees to defend, indemnify and hold Seller harmless from any liability, damages, or costs, including (without limitation) reasonable attorneys' fees, that may result from Seller providing such information and documentation under this Section 12.22, unless arising as a result of the negligence or willful misconduct of Seller.

B.Inasmuch as any adjustments to Seller's books and records are required to conform to generally accepted accounting principles ("GAAP"), Purchaser has agreed, at its expense, to have its auditors convert Seller's books and records to GAAP, prior to Seller executing the Representation Letter, and Seller agrees to so execute the Representation Letter following Seller's review and approval of any adjustments of its books and records by Purchaser's auditors.

C.	The provisions of this Section 12.22 shall survive Closing.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 27

SIGNATURE PAGE TO

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

CH SS FUND-TAYLOR/THEUS ORLANDO OCOEE, L.L.C. AND

SST IV ACQUISITIONS, LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

Date executed by Seller October 16, 2019

CH SS FUND-TAYLOR/THEUS ORLANDO

OCOEE, L.L.C., a Delaware limited liability company

By:	Self-Storage Venture Ocoee, LLC, a South Carolina limited liability company, its manager

By: /s/ William H. Theus

Name: William H. Theus

Title: President

PURCHASER:

Date executed by Purchaser October 16, 2019

SST IV ACQUISITIONS, LLC, a Delaware

limited liability company

By: /s/ Michael S. McClure

Name: Michael S. McClure

Title: President

PURCHASE AND SALE AGREEMENT (OCOEE SELF STORAGE) – Page 28

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall hold the Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Date executed by Escrow Agent October , 2019

By:	Name:	Title: